UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
SCANA CORPORATION
(Exact name of registrant as specified in its charter)

South Carolina (State or other jurisdiction of incorporation or organization)	57-0784499 (I.R.S. Employer Identification No.)
SOUTH CAROLINA ELECTRIC & GAS COMPANY
(Exact name of registrant as specified in its charter)

South Carolina (State or other jurisdiction of incorporation or organization)	57-0248695 (I.R.S. Employer Identification No.)
100 SCANA Parkway
Cayce, South Carolina 29033
(803) 217-9000
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)
Ronald T. Lindsay, Esq.
Senior Vice President and General Counsel
100 SCANA Parkway
Cayce, South Carolina 29033
(803) 217-6044
(Name, address, including zip code, and
telephone number, including area code, of agent for service)

With copies to:
John W. Currie, Esq. McNair Law Firm, P.A. 1221 Main Street, 18th Floor Columbia, South Carolina 29201 (803) 799-9800	R. Mason Bayler, Jr., Esq. Troutman Sanders LLP 1001 Haxall Point Richmond, Virginia 23219 (804) 697-1200
Approximate date of commencement of proposed sale to the public:
After the effective date of this registration statement, as determined by market conditions and other factors.
            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒
            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒
            If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

SCANA Corporation	Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
South Carolina Electric & Gas Company	Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per unit(1)(2)(3)	Proposed maximum aggregate offering price(1)(2)(3)	Amount of registration fee(4)

SCANA Corporation

Medium Term Notes

Junior Subordinated Notes

Common Stock

South Carolina Electric & Gas Company

First Mortgage Bonds

(1)     Not applicable pursuant to Form S-3 General Instruction II.E.

(2)
An unspecified amount of securities of each identified class is being registered by SCANA Corporation ("SCANA") and South Carolina Electric & Gas Company ("SCE&G") as may from time to time be offered at indeterminate or unspecified prices.

(3)     Exclusive of accrued interest, distributions and dividends, if any.

(4)	In reliance upon Rule 456(b) and 457(r) under the Securities Act, the registrants are electing to defer payment of all of the registration fee.

PROSPECTUS
SCANA Corporation
South Carolina Electric & Gas Company
100 SCANA Parkway
Cayce, South Carolina 29033
(803) 217-9000
SCANA CORPORATION
Medium Term Notes, Junior Subordinated Notes and Common Stock
SOUTH CAROLINA ELECTRIC & GAS COMPANY
First Mortgage Bonds
        This prospectus contains summaries of the general terms of Medium Term Notes (the "Notes"), Junior Subordinated Notes (the "Junior Subordinated Notes") and Common Stock (the "Common Stock") to be issued by SCANA Corporation ("SCANA") and First Mortgage Bonds (the "Bonds") to be issued by South Carolina Electric & Gas Company ("SCE&G"). You will find the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the prospectus supplement carefully before you invest.
        The Common Stock is listed on The New York Stock Exchange under the symbol "SCG." Unless otherwise indicated in a prospectus supplement, the other securities described in this prospectus will not be listed on a national securities exchange.
        Investing in these securities involves risks. See "RISK FACTORS" beginning on page 1 herein to read about certain factors you should consider before buying these securities.
        We urge you to carefully read this prospectus and the applicable prospectus supplement, which will describe the specific terms of the offering, before you make your investment decision.
        A prospectus supplement will name any agents or underwriters involved in the sale of these securities and will describe any compensation not described in this prospectus.
        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 15, 2012.

ABOUT THIS PROSPECTUS
        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf registration process, we may sell any or all of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of these securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the relevant prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information."
        As used in this prospectus, "SCANA" refers to SCANA Corporation and "SCE&G" refers to South Carolina Electric & Gas Company. The terms "we," "us" and "our" refer to SCANA when discussing the securities to be issued by SCANA, SCE&G when discussing the securities to be issued by SCE&G, and collectively to SCANA and SCE&G where the context requires. The term "Company" refers to SCANA and its subsidiaries.
RISK FACTORS
        Investing in our securities involves a significant degree of risk. In deciding whether to invest in our securities, you should carefully consider those risk factors included in Item 1A, Risk Factors, of our most recent annual reports on Form 10-K, as supplemented by our quarterly reports after such annual reports on Form 10-Q, each of which is incorporated herein by reference, and those risk factors that may be included in the applicable prospectus supplement, together with all of the other information presented in this prospectus, any prospectus supplement and the documents we have incorporated by reference. Each of these factors could materially adversely affect our operations, financial results and the market price of our securities.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
        Statements included in this prospectus, any prospectus supplement and the documents incorporated by reference herein which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" for purposes of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated construction and other expenditures. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "should," "expects," “forecasts,” "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" or "continue" or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following:

(1)	the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment;

(2)
regulatory actions, particularly changes in rate regulation and environmental regulations, regulations governing electric grid reliability, environmental regulations, and actions affecting the construction of new nuclear units;

(3)    current and future litigation;

(4)    changes in the economy, especially in areas served by subsidiaries of SCANA;

(5)	the impact of competition from other energy suppliers, including competition from alternate fuels in industrial markets;

(6)    growth opportunities for SCANA's regulated and diversified subsidiaries;

(7)	the results of short- and long-term financing efforts, including prospects for obtaining access to capital markets and other sources of liquidity;

(8)    changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies;

(9)	the effects of weather, including drought, especially in areas where the Company’s generation and transmission facilities are located and in areas served by SCANA's subsidiaries;

(10)    payment and performance by counterparties and customers as contracted and when due;

(11)	the results of efforts to license, site, construct and finance facilities for electric generation and transmission;

(12)    maintaining creditworthy joint owners for SCE&G’s new nuclear generation project;

(13)
the ability of suppliers, both domestic and international, to timely provide the labor, components, parts, tools, equipment and other supplies needed, at agreed upon prices, for our construction program, operations and maintenance;

(14)    the results of efforts to ensure the physical and cyber security of key assets and processes;

(15)
the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power;

(16)	the availability of skilled and experienced human resources to properly manage, operate, and grow the Company’s businesses;

(17)    labor disputes;

(18)    performance of SCANA's pension plan assets;

(19)    changes in taxes;

(20)    inflation or deflation;

(21)    compliance with regulations;

(22)	natural disasters and man-made mishaps that directly affect our operations or the regulations governing them; and

(23)	the other risks and uncertainties described from time to time in the periodic reports filed by SCANA or SCE&G with the SEC.
We disclaim any obligation to update any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION
        We file annual, quarterly and current reports, proxy statements and other information with the SEC. SCANA's file number with the SEC is 001-08809 and SCE&G's file number with the SEC is 001-03375. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also read and copy these documents at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.
        This prospectus does not repeat important information that you can find elsewhere in the registration statement and in the reports and other documents which we file with the SEC under the Exchange Act. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings (other than any portions of those documents not deemed to be filed) made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until all of the securities to which this prospectus relates are sold or the offering is otherwise terminated:
SCANA
• Annual Report on Form 10-K for the year ended December 31, 2011;
• Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;
• Current Reports on Form 8-K, filed January 19, 2012, May 4, 2012 and August 3, 2012; and
• the description of the Common Stock contained in SCANA's Registration Statement under the Exchange Act on Form 8-B dated November 6, 1984, as amended May 26, 1995.
SCE&G
• Annual Report on Form 10-K for the year ended December 31, 2011;
• Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012; and
• Current Reports on Form 8-K, filed January 24, 2012 and July 11, 2012.
        You may request a copy of these filings, at no cost, by writing or telephoning us at:
Iris Griffin
Investor Relations Manager
SCANA Corporation
220 Operation Way
Cayce, South Carolina 29033
(803) 217-6642
        You may obtain more information by contacting our Internet website, at http://www.scana.com (which is not intended to be an active hyperlink). The information on our Internet website (other than the documents expressly incorporated by reference as set forth above) is not incorporated by reference in this prospectus, and you should not consider it part of this prospectus.
        You should rely only on the information we incorporate by reference or provide in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.
THE REGISTRANTS
        SCANA is an energy-based holding company which, through its subsidiaries, engages principally in electric and natural gas utility operations and other energy-related businesses. Through its subsidiaries, the Company serves more than 664,000 electric customers in South Carolina and more than 1.2 million natural gas customers in South Carolina, North Carolina and Georgia.

        SCANA is a South Carolina corporation with general business powers, and was incorporated on October 10, 1984. SCANA's principal executive office is located at 100 SCANA Parkway, Cayce, South Carolina 29033, telephone (803) 217-9000, and its mailing address is 220 Operation Way, Cayce, South Carolina 29033-3701.
Regulated Utilities
        The Company operates its regulated utility businesses in North Carolina and South Carolina through wholly-owned subsidiaries. These regulated businesses continue to be the foundation of the Company's operations and are conducted in an environment supported by growing service territories and favorable regulatory treatment. The Company is allowed, subject to state commission approval during annual fuel and purchased gas cost hearings, full pass-through to retail customers of its electric fuel and natural gas costs. This approval has historically been granted. There is also a weather normalization clause in effect for our electric customers and for our natural gas customers in South Carolina. In North Carolina, Public Service Company of North Carolina, Incorporated ("PSNC Energy") utilizes a customer usage tracker ("CUT"), a rate decoupling mechanism that breaks the link between revenues and the amount of natural gas sold, which allows PSNC Energy to periodically adjust its base rates for residential and commercial customers based on average per customer consumption. These measures mitigate our commodity price risk and customer usage fluctuations and allow us to focus our efforts on serving our customers. The following is a discussion of the Company's principal regulated utility subsidiaries.
        SCE&G.    SCE&G is a public utility engaged in the generation, transmission, distribution and sale of electricity and the purchase, sale and transportation of natural gas in South Carolina. SCE&G's electric service area extends into 24 counties covering more than 17,000 square miles of the central, southern and southwestern portions of South Carolina. SCE&G's service area for natural gas encompasses more than 22,600 square miles in all or part of 35 of South Carolina's 46 counties. The total population of the counties representing SCE&G's combined service area is more than 3.2 million. SCE&G's principal executive office is located at 100 SCANA Parkway, Cayce, South Carolina 29033, telephone (803) 217-9000, and its mailing address is 220 Operation Way, Cayce, South Carolina 29033-3701.
        SCE&G provides all of its electric generation capacity through its own facilities and through the purchase of all of the electric generation of Williams Station, which is owned by South Carolina Generating Company, Inc. ("GENCO"), a wholly owned subsidiary of SCANA.
        SCE&G also operates and has a two-thirds interest in V. C. Summer Nuclear Station in South Carolina. This station furnished approximately 19% of SCE&G's electric generating capacity in 2011.
SCE&G is a party to construction and operating agreements in which it agreed to be joint owner, and share operating costs and generation output, of two 1,117-MW nuclear generation units to be constructed at the site of Summer Station, with SCE&G responsible for 55 percent of the cost and receiving 55 percent of the output. Under these agreements, SCE&G has the primary responsibility for oversight of the construction of the two new nuclear generation units and will be responsible for their operation as they come online. SCE&G’s share of the estimated cash outlays (future value, excluding allowance for funds used during construction) totals approximately $6 billion for plant costs and related transmission infrastructure costs, which costs are projected based on historical one-year and five-year escalating rates as required by the Public Service Commission of South Carolina. The first of the two new nuclear generation units is scheduled for substantial completion in 2017, and the second new unit is scheduled for substantial completion in 2018.
        PSNC Energy.    PSNC Energy is a public utility engaged primarily in purchasing, selling and transporting natural gas to approximately 487,000 residential, commercial and industrial customers in North Carolina. PSNC Energy's franchised service area includes 28 counties covering approximately 12,000 square miles of North Carolina.
        PSNC Energy is regulated by the North Carolina Utilities Commission ("NCUC"). PSNC Energy's rates are established using a benchmark cost of gas approved by the NCUC, which may be modified periodically to reflect changes in the market price of natural gas and, through operation of the CUT, PSNC Energy's base rates for residential and commercial customers are also adjusted based on average per customer consumption. The NCUC reviews PSNC Energy's gas purchasing practices each year.
        Carolina Gas Transmission Corporation ("CGT"). CGT operates as an open access, transportation-only interstate pipeline company and is regulated by the Federal Energy Regulatory Commission.

        CGT transports natural gas in southeastern Georgia and in South Carolina and has interconnections with Southern Natural Gas Company ("Southern Natural") at Port Wentworth, Georgia and with Southern LNG, Inc. at Elba Island, near Savannah, Georgia. CGT also has interconnections with Southern Natural in Aiken County, South Carolina, and with Transcontinental Gas Pipeline Corporation in Cherokee and Spartanburg counties, South Carolina. CGT's customers include SCE&G (which uses natural gas for electricity generation and for gas distribution to retail customers), SCANA Energy Marketing, Inc. (which markets natural gas to industrial and sale for resale customers, primarily in the Southeast), municipalities, county gas authorities, federal and state agencies, marketers, power generators and industrial customers primarily engaged in the manufacturing or processing of ceramics, paper, metal, and textiles.
Principal Nonregulated Business
        SCANA Energy Marketing, Inc.    SCANA Energy Marketing, Inc. markets natural gas primarily in the southeastern United States, and provides energy-related risk management services to producers and customers. SCANA Energy, a division of SCANA Energy Marketing, Inc., markets natural gas in Georgia's deregulated natural gas market. At June 30, 2012, SCANA Energy had approximately 450,000 natural gas customers in the Georgia market and serves as Georgia's regulated provider under a contract with the Georgia Public Service Commission. SCANA Energy is the second-largest marketer in Georgia's non-regulated retail gas market. SCANA Energy faces significant competition in the Georgia natural gas market.
        The information above concerning us and our subsidiaries is only a summary and does not purport to be comprehensive. For additional information concerning us and our subsidiaries, you should refer to the information described in "WHERE YOU CAN FIND MORE INFORMATION."
RATIO OF EARNINGS TO FIXED CHARGES
        Our historical ratios of earnings to fixed charges are as follows:

	Six Months	Twelve Months
	Ended June 30,	Ended June 30,	Year Ended December 31,
	2012	2012	2011	2010	2009	2008	2007
SCANA	2.83	2.89	2.87	2.92	2.84	3.04	3.03
SCE&G	3.01	3.22	3.13	3.18	3.25	3.51	3.40
        For purposes of these ratios, earnings represent pre-tax income from continuing operations plus fixed charges and distributed income from equity investees, less preferred stock dividend requirements. Fixed charges represent interest charges, preferred stock dividend requirements and the estimated interest portion of annual rentals.

USE OF PROCEEDS
        Unless we state otherwise in a prospectus supplement, the net proceeds from the sale of the securities offered by this prospectus will be used for financing capital expenditures, for refunding, redeeming or retiring debt and for other general corporate purposes. Pending application of the net proceeds for specific purposes, we may invest the proceeds in short-term or marketable securities.
DESCRIPTION OF THE MEDIUM TERM NOTES
General
        SCANA will issue the Notes under an Indenture dated as of November 1, 1989, as amended by the First Supplemental Indenture dated as of November 1, 2009 (as so amended, the "Note Indenture"), between SCANA and The Bank of New York Mellon Trust Company, N. A. (successor to The Bank of New York), as trustee (the "Note Trustee"). A copy of the Note Indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The information in this section "DESCRIPTION OF THE MEDIUM TERM NOTES" briefly outlines some of the provisions of the Note Indenture. Please review the Note Indenture that we filed with the SEC for a full statement of those provisions. See "WHERE YOU CAN FIND MORE INFORMATION" on how to obtain a copy of the Note Indenture. You may also review the Note Indenture at the Note Trustee's offices at 101 Barclay Street 8W, New York, New York 10286.
        Capitalized terms used and defined under this heading "DESCRIPTION OF THE MEDIUM TERM NOTES" have the meanings given such terms as defined herein. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings given those terms in the Note Indenture. The summaries under this heading "DESCRIPTION OF THE MEDIUM TERM NOTES" are not detailed. Whenever particular provisions of the Note Indenture or terms defined in the Note Indenture are referred to, those statements are qualified by reference to the Note Indenture. References to article and section numbers under this heading "DESCRIPTION OF THE MEDIUM TERM NOTES," unless otherwise indicated, are references to article and section numbers of the Note Indenture.
        The Notes and all other debentures, notes or other evidences of indebtedness issued under the Note Indenture (referenced in this section as "debt securities") will be unsecured and will in all respects be equally and ratably entitled to the benefits of the Note Indenture, without preference, priority or distinction, and will rank equally with all other unsecured and unsubordinated indebtedness of SCANA. The Note Indenture does not limit the amount of debt securities that can be issued thereunder, and provides that our Notes may be executed in one or more series, as established in or pursuant to a board resolution and set forth in an officers' certificate or established in one or more supplemental indentures, and authenticated and delivered upon the delivery to the Note Trustee of such company orders, opinions and officers' certificates as may be required under the Note Indenture. (Sections 301 and 302). The Note Indenture also allows us to "reopen" any series of debt securities (including any series of Notes) by issuing additional debt securities of that series, if permitted by the terms of that series.
        Each prospectus supplement which accompanies this prospectus in connection with an offering of Notes will set forth some or all of the following information to describe a particular series of Notes:
• any limit upon the aggregate principal amount of the Notes;

• the date or dates on which the principal of the Notes will be payable;

• the rate or rates at which the Notes will bear interest, if any (or the method of calculating the rate); the date or dates from which the interest will accrue; the date or dates on which the interest will be payable ("Interest Payment Dates"); the record dates for the interest payable on the Interest Payment Dates; and the basis upon which interest will be calculated if other than of a 360-day year of twelve 30-day months;

• any option on the part of us or the holders thereof to redeem the Notes and redemption terms and conditions;

• any obligation on our part to redeem or purchase the Notes in accordance with any sinking fund or analogous provisions or at the option of the holder and the relevant terms and conditions for that redemption or purchase;

• the denominations of the Notes;

• whether the Notes are subject to a book-entry system of transfers and payments; and

• any other particular terms of the Notes and of their offering. (Section 301)
Payment of Notes; Transfers; Exchanges
        Unless otherwise provided in a prospectus supplement, we will pay any interest due on each Note to the person in whose name that Note is registered as of the close of business on the record date relating to each Interest Payment Date. However, we will pay interest when the Notes mature (whether the Notes mature on their stated date of maturity, the date the Notes are redeemed or otherwise) to the person to whom the principal payment on the Notes is paid. If there is a default in the payment of interest on the Notes, we may either (1) choose a special record date which special record date is between ten and fifteen days prior to a payment date and pay on that payment date the holders of the Notes as of the close of business on that special record date, or (2) pay the holders of the Notes in any other lawful manner, all as more fully described in the Note Indenture. (Section 307)
        We will pay principal of, and any premium and interest due on, the Notes at maturity or upon earlier redemption or repayment of a Note upon surrender of that Note at the office of the paying agent (currently, the Note Trustee in New York, New York). (Sections 307, 308, 1001 and 1105) The applicable prospectus supplement identifies any other place of payment and any other paying agent. We may change the place at which the Notes will be payable, may appoint one or more additional paying agents and may remove any paying agent, all at our discretion. (Section 1002) Further, if we provide money to a paying agent to be used to make payments of principal of, premium (if any) or interest on any Note and that money has not rightfully been claimed two years after the applicable principal, premium or interest payment is due, then we may instruct the paying agent to remit that money to us, and any holder of a Note seeking those payments may thereafter look only to us for that money. (Section 1003)
        Except as provided in the following sentence or in a prospectus supplement, if principal of or premium (if any) or interest on the Notes is payable on a day which is not a Business Day, payment thereof will be postponed to the next Business Day, and no additional interest will accrue as a result of the delayed payment. (Section 114)
        "Business Day" means any day other than a Saturday or Sunday that is not a day on which banking institutions in Washington, D.C., or in New York, New York, are authorized or obligated by law or executive order to be closed.
        The "record date" will be 15 calendar days prior to each Interest Payment Date, whether or not that day is a Business Day, unless otherwise indicated in this prospectus or in the applicable prospectus supplement.
        You may transfer or exchange the Notes for other Notes of the same series, in authorized denominations (which are, unless otherwise stated in the prospectus supplement, denominations of $1,000 and any integral multiple thereof), and of like aggregate principal amount, at our office or agency in New York, New York (currently, the Note Trustee). At our discretion, we may change the place for registration and transfer of the Notes, and we may appoint one or more additional security registrars and remove any security registrar. The prospectus supplement will identify any additional place for registration of transfer and any additional security registrar. You are not responsible for paying a service charge for any transfer or exchange of the Notes, but you may have to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Notes. (Sections 305, 307 and 1002).

Redemptions
        The Notes are subject to redemption prior to their stated maturity, as set forth in the relevant prospectus supplement. (Section 1101) If we redeem some or all of the Notes, the Note Trustee must notify you between 30 and 60 (or such shorter period specified in the applicable prospectus supplement) days before the redemption date (by first-class mail, postage prepaid) that some or all of the Notes will be redeemed. (Sections 106 and 1104) Further, if only a part of a Note is redeemed, then the holder of the unredeemed part of that Note will receive one or more new Notes. (Section 1107) The Notes will not be subject to any sinking fund. (Section 1201)
       Notwithstanding the foregoing, at any time, we may purchase the Notes or beneficial ownership interests in the Notes (if they are held in book-entry form) at any price in the open market or otherwise. In our sole discretion, we may hold, resell or retire any Notes or beneficial ownership interests in those Notes that we purchase.
Defaults
        The following are defaults under the Note Indenture with respect to debt securities issued under the Note Indenture:
(1) We fail to make payment of principal and premium (if any) on the debt securities when due and payable at maturity,
(2) We fail to make payment of any interest or any other amount when due and payable on the debt securities, and such default continues for a period of 30 days;
(3) We fail to deposit any sinking fund payment when due and payable on the debt securities, and such default continues for a period of three Business Days;
(4) We file for bankruptcy or certain other events involving insolvency, receivership or bankruptcy occur;
(5) We fail to perform certain covenants or agreements contained in the Note Indenture or the occurrence of other events specified as defaults with respect to the debt securities;
(6) Either we or our principal subsidiaries (notably SCE&G and GENCO) fail to make payment on certain indebtedness or otherwise fail to perform under such indebtedness or the mortgage, indenture or other instrument authorizing, relating to or securing such indebtedness.
        Certain of these events become defaults only after the lapse of prescribed periods of time and/or notice from the Note Trustee. (Section 501)
        Upon the occurrence of a default under the Note Indenture, either the Note Trustee or the holder of at least 25% in principal amount of outstanding debt securities of the affected series may declare the principal of all outstanding debt securities of that series immediately due and payable. However, if the default is cured, the holders of a majority in principal amount of outstanding debt securities of the affected series may rescind that declaration and annul the declaration and its consequences. (Section 502)
        The holders of a majority in principal amount of outstanding debt securities of the affected series may direct the time, method and place of conducting any proceeding for the enforcement of the Note Indenture. (Section 512)
        No holder of any debt security of any series has the right to institute any proceeding with respect to the Note Indenture unless:
• the holder previously gave written notice of a continuing event of default relating to the debt securities of that series to the Note Trustee,

• the holders of more than 25% in principal amount of outstanding debt securities of the affected series offer to the Note Trustee reasonable indemnity against costs and liabilities and request the Note Trustee to take action, and the Note Trustee declines to take action for 60 days after receipt of such request, and

• the holders of a majority in principal amount of outstanding debt securities of the affected series give no inconsistent direction during such 60-day period;
provided, however, that each holder of a Note shall have the right to enforce payment of that Note when due. (Sections 507 and 508)

The Note Trustee must notify the holders of the debt securities of any series within 90 days after a default has occurred with respect to those debt securities, unless that default has been cured or waived, provided, however, except in the case of default in the payment of principal of, premium (if any), or interest or other amount payable on any debt security, the Note Trustee may withhold the notice if it determines that it is in the interest of those holders to do so. (Section 602)
        We are required under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), to furnish to the Note Trustee at least once every year a certificate as to our compliance with the conditions and covenants under the Note Indenture and to deliver reports, information and other documents to the Note Trustee and to file certain documents with the SEC. (Sections 704 and 1005)
Covenants, Consolidation, Merger, Etc.
        The Note Indenture provides that we will keep the property that we use in our business, or in the business of our subsidiaries, in good working order, and will improve it as necessary to properly conduct our business and that of our subsidiaries, as the case may be. (Section 1007) Except as described in the next paragraph, the Note Indenture provides that we will also maintain our corporate existence, rights and franchises and those of SCE&G and GENCO (collectively, our "Principal Subsidiaries"). (Section 1006) However, we are not required to preserve (a) the corporate existence of any of our subsidiaries other than our Principal Subsidiaries or (b) any such right or franchise if we determine that its preservation is not desirable in the conduct of our business or the business of our subsidiaries, consolidated as a whole, or its loss is not disadvantageous in any material respect to the holders of the outstanding debt securities of any series. (Section 1006)
        The Note Indenture provides that we may, without the consent of the holders of the debt securities, consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge into another corporation, provided that (1) we are the continuing corporation, or, if not, the successor corporation assumes by a supplemental indenture our obligations under the Note Indenture and (2) immediately after giving effect to such transaction there will be no default in the performance of any such obligations. (Section 801)
        The Note Indenture provides that neither we nor our subsidiaries may issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed ("Debt") secured by a mortgage, lien, pledge or other encumbrance ("Mortgages") upon any property of ours or our subsidiaries without effectively providing that the debt securities of each series issued under the Note Indenture (together with, if we so determine, any other indebtedness or obligation then existing or thereafter created ranking equally with those debt securities) are secured equally and ratably with (or prior to) such Debt so long as such Debt is so secured, except that this restriction will not apply to:
        (1)   Mortgages to secure Debt issued under
• the Indenture, dated April 1, 1993, between SCE&G and The Bank of New York Mellon Trust Company, N.A. (successor to NationsBank of Georgia, National Association),
• the Mortgage and Security Agreement, dated August 21, 1992, between GENCO and The Prudential Insurance Company of America, as amended and restated by the Second Amended and Restated Mortgage and Security Agreement dated May 30, 2008, between GENCO and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, and
• the Indenture of Mortgage, dated December 1, 1977, between CGT and Citibank, N.A., each as amended and supplemented to date and as it may be hereafter amended and supplemented from time to time ("Existing Mortgages"), or any extension, renewal or replacement of any of them;
        (2)   Mortgages affecting property of a corporation existing at the time it becomes our subsidiary or at the time it is merged into or consolidated with us or one of our subsidiaries;
        (3)   Mortgages on property existing at the time of acquisition thereof or incurred to secure payment of all or part of the purchase price thereof or to secure Debt incurred prior to, at the time of, or within 12 months after the acquisition for the purpose of financing all or part of the purchase price thereof;

        (4)   Mortgages on any property to secure all or part of the cost of construction or improvements thereon or Debt incurred to provide funds for such purpose in a principal amount not exceeding the cost of such construction or improvements;
        (5)   Mortgages which secure only an indebtedness owing by one of our subsidiaries to us or to another of our subsidiaries;
        (6)   certain Mortgages to government entities, including mortgages to secure debt incurred in pollution control or industrial revenue bond financings;
        (7)   Mortgages required by any contract or statute in order to permit us or one of our subsidiaries to perform any contract or subcontract made with or at the request of the United States of America, any state or any department, agency or instrumentality or political subdivision of either;
        (8)   Mortgages to secure loans to us or to our subsidiaries maturing within 12 months from the creation thereof and made in the ordinary course of business;
        (9)   Mortgages on any property (including any natural gas, oil or other mineral property) to secure all or part of the cost of exploration, drilling or development thereof or to secure Debt incurred to provide funds for any such purpose;
        (10)  Mortgages existing on the date of the Note Indenture;
        (11)  "Excepted Encumbrances" and "Permitted Encumbrances" as such terms are defined in any of the Existing Mortgages;
        (12)  certain Mortgages typically incurred in the ordinary course of business or arising from any litigation or any legal proceeding which is currently being contested in good faith; and
        (13)  any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (2) through (12), which does not increase the amount of debt secured thereby at the time of the renewal, extension or modification.
Notwithstanding the foregoing, the Note Indenture provides that we and any or all of our subsidiaries may, without securing the debt securities, issue, assume or guarantee Debt secured by Mortgages in an aggregate principal amount which (not including Debt permitted to be secured under clauses (1) to (13) inclusive above) does not at any one time exceed 10% of the Consolidated Net Tangible Assets (as hereinafter defined) of us and our subsidiaries. (Section 1009)
        "Consolidated Net Tangible Assets" is defined as the total amount of assets appearing on the consolidated balance sheet of us and our subsidiaries subtracting, without duplication, the following:
• all reserves for depreciation and other asset valuation reserves but excluding reserves for deferred federal income taxes;

• all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense; and

• all appropriate adjustments on account of minority interests of other persons holding voting stock in any of our subsidiaries. (Section 101)

Modification, Waiver and Meetings
        We may, without the consent of any holders of outstanding debt securities, enter into supplemental indentures for, including but not limited to, the following purposes:
• to add to our covenants for the benefit of the holders or to surrender a right or power conferred upon us in the Note Indenture,

• to secure the debt securities,

• to establish the form or terms of any series of debt securities, or

• to make certain other modifications, generally of a ministerial or immaterial nature. (Section 901)
        We may amend the Note Indenture for other purposes only with the consent of the holders of a majority in principal amount of each affected series of outstanding debt securities. However, we may not amend the Note Indenture without the consent of the holder of each affected outstanding debt security for the following purposes:
• to change the stated maturity or redemption date of the principal of, or any installment of interest on, any debt security or to reduce the principal amount, the interest rate of, any other amount payable in respect of or any premium payable on the redemption of any debt security;

• to reduce the principal amount of any debt security which is an Original Issue Discount Security (as defined in the Note Indenture) that would be due upon a declaration of acceleration of that security's maturity;

• to change the place or currency of any payment of principal of or any premium or interest on any debt security;

• to impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity or redemption date of that debt security;

• to reduce the percentage in principal amount of outstanding debt securities of any series for which the consent of the holders is required to modify or amend the Note Indenture or to waive compliance with certain provisions of the Note Indenture, or reduce certain quorum or voting requirements of the Note Indenture; or

• to modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to modify other provisions of the Note Indenture or waive any past default thereunder. (Section 902)
        Except with respect to certain fundamental provisions, the holders of a majority in principal amount of outstanding debt securities of any series may waive past defaults with respect to that series and may waive our compliance with certain provisions of the Note Indenture with respect to that series. (Sections 513 and 1010)
        We, the Note Trustee or the holders of at least 10% in principal amount of the outstanding debt securities of the applicable series, may at any time call a meeting of the holders of debt securities of a particular series, and notice of that meeting will be given in accordance with "Notices" below. (Section 1402) Any resolution passed or decision taken at any meeting of holders of debt securities of a particular series duly held in accordance with the Note Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called for the holders of debt securities of a particular series to adopt a resolution, and at any reconvened meeting, will be a majority in principal amount of the outstanding debt securities of that series. (Section 1404)
Notices
        Notices to holders of the Notes will be given by mail to the addresses of such holders as they appear in the security register. (Section 106)

Defeasance
        If we deposit with the Note Trustee, money or Federal Securities (as defined in the Note Indenture) sufficient to pay, when due, the principal, premium (if any) and interest due on the Notes, then we will be discharged from any and all obligations with respect to the Notes, except for certain continuing obligations to register the transfer or exchange of those debt securities, to maintain paying agencies and to hold moneys for payment in trust. (Section 401)
Our Relationship with the Note Trustee
        The Note Trustee and/or one or more of its affiliates, may be lenders under our, or our subsidiaries', credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries. The Note Trustee will be permitted to engage in other transactions with us and/or our subsidiaries; however, if the Note Trustee acquires any conflicting interest, as defined in the Trust Indenture Act or provided under the Note Indenture, it must eliminate the conflict or resign.
DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES
         SCANA will issue the Junior Subordinated Notes under a Junior Subordinated Indenture dated as of November 1, 2009 (the "Subordinated Indenture") between SCANA and U.S. Bank National Association, as trustee (the "Subordinated Note Trustee"). A copy of the Subordinated Indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The information in this heading "DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES" briefly outlines some of the provisions of the Subordinated Indenture. Please review the Subordinated Indenture that we filed with the SEC for a full statement of those provisions. See "WHERE YOU CAN FIND MORE INFORMATION" on how to obtain a copy of the Subordinated Indenture. You may also review the Subordinated Indenture at the Subordinated Note Trustee's offices at 1441 Main Street, Suite 775, Columbia, South Carolina 29201.
        Capitalized terms used and defined under this heading "DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES" have the meanings given such terms as defined herein. Capitalized terms used under this heading that are not otherwise defined in this prospectus have the meanings given those terms in the Subordinated Indenture. The summaries under this heading "DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES" are not detailed. Whenever particular provisions of the Subordinated Indenture or terms defined in the Subordinated Indenture are referred to, those statements are qualified by reference to the Subordinated Indenture. References to article and section numbers under this heading "DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES," unless otherwise indicated, are references to article and section numbers of the Subordinated Indenture.
General
        The Junior Subordinated Notes will be our unsecured obligation and are junior in right of payment to our Priority Indebtedness, as described under the caption "Subordination" herein.
        Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the Junior Subordinated Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of Junior Subordinated Notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. As of August 31, 2012 we had no outstanding shares of preferred stock. In addition, as of August 31, 2012, our subsidiaries had approximately $4.1 billion in aggregate principal amount of outstanding long-term debt (including securities due within one year).
        The Subordinated Indenture does not limit the amount of Junior Subordinated Notes that we may issue. We may issue Junior Subordinated Notes from time to time under the Subordinated Indenture in one or more series by entering into supplemental indentures or by resolutions of our board of directors or duly authorized officers authorizing the issuance, which Subordinated Indenture provides for the authentication and delivery of the Junior Subordinated Notes upon the delivery to the Subordinated Note Trustee of an opinion of counsel and officer's certificate as contemplated by the Subordinated Indenture. (Section 2.1) A form of supplemental indenture to the Subordinated Indenture is an exhibit to the registration statement.

        The Subordinated Indenture does not protect the holders of Junior Subordinated Notes if we engage in a highly leveraged transaction.
Provisions of a Particular Series
        The Junior Subordinated Notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date. Unless otherwise provided in the terms of a series, a series may be reopened, without notice to or consent of any holder of outstanding Junior Subordinated Notes, for issuances of additional Junior Subordinated Notes of that series. The prospectus supplement for a particular series of Junior Subordinated Notes will describe the terms of that series, including, if applicable, some or all of the following:
• the designation, title and type of the Junior Subordinated Notes;
• the total principal amount of the Junior Subordinated Notes that may be issued or any limit thereon;
• the date or dates on which principal is payable or the method for determining the date or dates, and any right that we have to change the date on which principal is payable;
• the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;
• any interest payment dates, the record date for the interest payable on each interest payment date, if any, and any right to defer or extend an interest payment date;
• the place where the Junior Subordinated Notes may be presented for payment;
• any payments due if the maturity of the Junior Subordinated Notes is accelerated;
• any price at which, any period within which, and any terms and conditions upon which the Junior Subordinated Notes may be redeemed or prepaid, in whole or in part, at our option;
• any provisions that would obligate us to repurchase or otherwise redeem the Junior Subordinated Notes, or any sinking fund provisions;
• the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;
• if payments may be made, at our election or at the holder's election, in a currency other than that in which the Junior Subordinated Notes are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;
• any index or formula used for determining principal, interest or premium, if any;
• whether the Junior Subordinated Notes will be issued in fully registered certificated form or book-entry form, represented by certificates deposited with the Subordinated Note Trustee and registered in the name of a securities depositary or its nominee;
• denominations, if other than $1,000 each or multiples of $1,000;
• any provisions requiring payment of principal or interest in our capital stock or with proceeds from the sale of our capital stock or from any other specific source of funds in connection with any series of Junior Subordinated Notes;
• any changes to events of defaults or covenants; and
• any other terms of the Junior Subordinated Notes. (Sections 2.1 and 2.3)
        The prospectus supplement will also indicate any special tax implications of the Junior Subordinated Notes and any provisions granting special rights to holders when a specified event occurs.
Conversion or Redemption
        No Junior Subordinated Note will be subject to conversion, amortization or redemption, unless otherwise provided in the applicable prospectus supplement. Any provisions relating to the conversion or redemption of Junior Subordinated Notes will be set forth in the applicable prospectus supplement, including whether conversion is mandatory or at our option. If no redemption date or redemption price is indicated with respect to a Junior Subordinated Note, we may not redeem the Junior Subordinated Note prior to its stated maturity. Junior Subordinated Notes subject to redemption by us will be subject to the following terms:
• redeemable on and after the applicable redemption dates;
• redemption dates and redemption prices fixed at the time of sale and set forth on the Junior Subordinated Note; and
• redeemable in whole or in part (provided that any remaining principal amount of the Junior Subordinated Note will be equal to an authorized denomination) at our option at the applicable redemption price, together with interest, payable to the date of redemption, on notice given not more than 60 nor less than 20 days prior to the date of redemption. (Section 3.2)
        We will not be required to:
• issue, register the transfer of, or exchange any Junior Subordinated Notes of a series during the period beginning 15 days before the date of the mailing of a notice of redemption for the Junior Subordinated Notes of that series and ending on the relevant business day; or
• register the transfer of, or exchange any Junior Subordinated Note of that series selected for redemption except the unredeemed portion of a Junior Subordinated Note being partially redeemed. (Section 2.5)
Payment and Transfer; Paying Agent
        The paying agent will pay the principal of any Junior Subordinated Notes only if those Junior Subordinated Notes are surrendered to it. Unless we state otherwise in the applicable prospectus supplement, the paying agent will pay principal, interest and premium, if any, on Junior Subordinated Notes, subject to such surrender, where applicable, at its office or by (1) check mailed to the address of the person entitled to that interest as that address appears in the security register for those Junior Subordinated Notes or (2) wire transfer to an account maintained for the person entitled to that interest as specified in the security register for those Junior Subordinated Notes, provided proper transfer instructions have been received by the record date. (Section 4.1)
                Unless we state otherwise in the applicable prospectus supplement, the Subordinated Note Trustee will act as paying agent for the Junior Subordinated Notes, and the principal corporate trust office of the Subordinated Note Trustee will be the office through which the paying agent acts. We may, however, change or add paying agents or approve a change in the office through which a paying agent acts. (Section 4.4)
        Any money that we have paid to a paying agent for principal or interest on any Junior Subordinated Notes that remains unclaimed at the end of two years after that principal or interest has become due will be repaid to us at our request. After repayment to the Company, holders should look only to us for those payments. (Section 12.4)
        Fully registered securities may be transferred or exchanged at the corporate trust office of the Subordinated Note Trustee or at any other office or agency we maintain for those purposes, without the payment of any service charge except for any tax or governmental charge and related expenses. (Section 2.5)
Covenants
        Under the Subordinated Indenture we will:
• pay the principal, interest and premium, if any, on the Junior Subordinated Notes when due;
• maintain an office or agency for payment of the Junior Subordinated Notes;
• deliver an officer's certificate to the Subordinated Note Trustee after the end of each fiscal year confirming our compliance with our obligations under the Subordinated Indenture and periodically deliver reports, information and other documents to the Subordinated Note Trustee and file certain documents with the SEC; and
• deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium, if any. (Sections 4.1, 4.2, 4.4, 4.6 and 5.3)
Consolidation, Merger or Sale
        The Subordinated Indenture provides that we may consolidate or merge with or into, or sell all or substantially all of our properties and assets to, another corporation or other entity, provided that any successor assumes our obligations under the Subordinated Indenture and the Junior Subordinated Notes issued under the Subordinated Indenture. We must also deliver an opinion of counsel to the Subordinated Note Trustee affirming our compliance with all conditions in the Subordinated Indenture relating to the transaction. When the conditions are satisfied, the successor will succeed to and be substituted for us under the Subordinated Indenture, and, in the case of a sale of all or substantially all of our assets, we will be relieved of our obligations under the Subordinated Indenture and the Junior Subordinated Notes issued under it. (Sections 11.1, 11.2 and 11.3)

Events of Default
        Event of Default, when used in the Subordinated Indenture, will mean any of the following with respect to Junior Subordinated Notes of any series:
• failure to pay the principal or any premium on any Junior Subordinated Note when due and payable;
• failure to pay any interest on any Junior Subordinated Notes of that series, when due and payable, that continues for 30 days; provided that, if applicable, for this purpose, the date on which interest is due is the date on which we are required to make payment following any deferral of interest payments by us under the terms of the applicable series of Junior Subordinated Notes that permit such deferrals;
• failure to perform any other covenant in the Subordinated Indenture which is for the benefit of the Junior Subordinated Notes of that series that continues for 90 days after the Subordinated Note Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of that series and all other series so benefitted (all series voting as one class) give written notice of the default;
• certain events in bankruptcy, insolvency or reorganization of SCANA; or
• any other Event of Default included in any supplemental indenture. (Section 6.1)
        In the case of a general covenant default described above, the Subordinated Note Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Junior Subordinated Notes of that series, together with the Subordinated Note Trustee, may also extend the grace period. The grace period will be automatically extended if we have initiated and are diligently pursuing corrective action.
        An Event of Default for a particular series of Junior Subordinated Notes does not necessarily constitute an Event of Default for any other series of Junior Subordinated Notes issued under the Subordinated Indenture. Additional events of default may be established for a particular series and, if established, will be described in the applicable prospectus supplement.
        If such an event of default under the Subordinated Indenture occurs due to our failure to pay principal or interest on the Junior Subordinated Notes, the Trustee or the holders of not less than 25% in principal amount of all the then outstanding Junior Subordinated Notes will have the right to declare the principal amount of the Junior Subordinated Notes and any accrued interest thereon, immediately due and payable. If such an event of default under the Subordinated Indenture occurs as a result of our failure to perform certain other covenants or as a result of certain events of bankruptcy, the Trustee or the holders of not less than 25% in principal amount of all of the then outstanding securities issued under the Subordinated Indenture (including the Junior Subordinated Notes then outstanding) as to which such event of default has occurred will have the right to declare, voting as one class, the principal amount of the Junior Subordinated Notes and any accrued interest thereon, immediately due and payable. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Junior Subordinated Notes of that series can void the declaration. (Section 6.1)
        The Subordinated Note Trustee must give the holders of Junior Subordinated Notes notice of any default known to it; however, the Subordinated Note Trustee may withhold notice to the holders of Junior Subordinated Notes of any default (except in the payment of principal or interest) if it in good faith considers the withholding of notice to be in the interests of the holders. Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Subordinated Indenture at the request, order or direction of any holders, unless the holders offer the Subordinated Note Trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Junior Subordinated Notes may direct the time, method and place of conducting any proceeding or any remedy available to the Subordinated Note Trustee, or exercising any power conferred upon the Subordinated Note Trustee, for any series of Junior Subordinated Notes. (Sections 6.6, 6.7, 7.1 and 7.2)
        The holder of any Junior Subordinated Note will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Junior Subordinated Note on its maturity date or redemption date and to enforce those payments. (Section 14.2)

Option to Extend Interest Payment Period
        If elected in the applicable supplemental indenture, we may defer interest payments by extending the interest payment period for the number of consecutive extension periods specified in the applicable prospectus supplement (each, an "Extension Period"). Other details regarding the Extension Period will also be specified in the applicable prospectus supplement. No Extension Period may end on a date other than an interest payment date or extend beyond the maturity of the applicable series of Junior Subordinated Notes. At the end of the Extension Period(s), we will pay all interest then accrued and unpaid, together with additional interest thereon at the interest rate specified for the applicable series of Junior Subordinated Notes, to the extent permitted by applicable law. (Section 2.10)
Satisfaction and Discharge; Defeasance
        We may discharge all our obligations (except those described below) to holders of the Junior Subordinated Notes issued under the Subordinated Indenture, which Junior Subordinated Notes have not already been delivered to the Subordinated Note Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year, by depositing with the Subordinated Note Trustee an amount certified to be sufficient to pay when due the principal, interest and premium, if any, on all outstanding Junior Subordinated Notes. However, certain of our obligations under the Subordinated Indenture will survive, including with respect to the following:
• the remaining rights to register the transfer, to convert, to substitute, to exchange or to optionally redeem Junior Subordinated Notes of the applicable series;
• the rights of holders to receive payments of principal of, and any interest on, the Junior Subordinated Notes of the applicable series, and other rights, duties and obligations of the holders of Junior Subordinated Notes with respect to any amounts deposited with the Subordinated Note Trustee; and
• the rights, obligations and immunities of the Subordinated Note Trustee under the Subordinated Indenture. (Section 12.1)
        Unless we elect differently in the applicable supplemental indenture, we will be discharged from our obligations on the Junior Subordinated Notes of any series at any time if we deposit with the Subordinated Note Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Junior Subordinated Notes of the series. If this happens, the holders of the Junior Subordinated Notes of the series will not be entitled to the benefits of the Subordinated Indenture, except for registration of transfer and exchange of Junior Subordinated Notes and replacement of lost, stolen or mutilated Junior Subordinated Notes. (Section 12.5)
Modification of Subordinated Indenture; Waiver
        Under the Subordinated Indenture our rights and obligations and the rights of the holders of the Junior Subordinated Notes may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Junior Subordinated Notes of all series affected by the modification (voting as one class). No modification of the principal or interest payment terms of the Junior Subordinated Notes or of the provisions of the Subordinated Indenture to (1) reduce the percentage of principal amount of holders of Junior Subordinated Notes required for modifications or (2) modify the subordination provisions thereof adverse to the holders of Junior Subordinated Notes, is effective against any holder without its consent. (Section 10.2) In addition, we may supplement the Subordinated Indenture to create one or more new series of Junior Subordinated Notes and for certain other purposes, without the consent of any holders of Junior Subordinated Notes. (Section 10.1)
        The holders of a majority of the outstanding Junior Subordinated Notes of all series with respect to which a default has occurred and is continuing may waive a default for all those series, except a default in the payment of principal or interest, or any premium, on any Junior Subordinated Notes or a default with respect to a covenant or provision which cannot be amended or modified without the consent of the holder of each outstanding Junior Subordinated Note of the series affected. (Section 6.6)
        In addition, under certain circumstances, the holders of a majority of the outstanding Junior Subordinated Notes of any series may waive in advance, for that series, our compliance with certain restrictive provisions of the Subordinated Indenture under which those Junior Subordinated Notes were issued. (Section 4.7)

Concerning the Subordinated Note Trustee
        U.S. Bank National Association is the Subordinated Note Trustee under the Subordinated Indenture. U.S. Bank National Association may be a lender under our, or our subsidiaries or affiliates', credit agreements and may provide other commercial banking and other services to us and/or our subsidiaries or affiliates.
        The Subordinated Note Trustee will perform only those duties that are specifically described in the Subordinated Indenture unless an event of default thereunder occurs and is continuing. The Subordinated Note Trustee is under no obligation to exercise any of its powers under the Subordinated Indenture at the request of any holder of Junior Subordinated Notes unless that holder offers reasonable indemnity to the Subordinated Note Trustee against the costs, expenses and liabilities which it might incur as a result. (Sections 7.1 and 7.2)
        The Subordinated Note Trustee administers its corporate trust business at 1441 Main Street, Suite 775, Columbia, South Carolina 29201.
Subordination
        Each series of Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Priority Indebtedness as defined below. If:
• we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;
• a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Priority Indebtedness; or
• the maturity of any Priority Indebtedness has been accelerated because of a default on that Priority Indebtedness;
then, unless otherwise specified in the prospectus supplement, the holders of Priority Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Priority Indebtedness, and, in the case of the second and third instances, of all amounts due on that Priority Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Notes have the right to receive any payments of principal or interest on their Junior Subordinated Notes. (Sections 14.1 and 14.9)
        Priority Indebtedness means, with respect to any series of Junior Subordinated Notes, the principal, premium, interest and any other payment in respect of any of the following:
• all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by notes, debentures, bonds or other similar written instruments;
• our obligations under synthetic leases, finance leases and capitalized leases;
• our obligations for reimbursement under letters of credit, banker's acceptances, security purchase facilities or similar facilities issued for our account;
• any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements designed to protect against fluctuations in commodity prices, currency exchange or interest rates;
• obligations which by their terms rank on a parity with obligations of the kinds described in the preceding categories; and
• any guarantees, endorsements, assumptions (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or other similar contingent obligations in respect of obligations of others of the kinds described in the preceding categories, other than obligations ranking on a parity with or junior to the Junior Subordinated Notes.
        Priority Indebtedness will not include indebtedness to our subsidiaries. (Section 1.1)
        Priority Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Priority Indebtedness. (Section 14.7)

        As of August 31, 2012, SCANA had approximately $1.0 billion principal amount of outstanding long-term debt, on an unconsolidated basis (including securities due within one year) that would be senior to the Junior Subordinated Notes. Holders of Junior Subordinated Notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. In addition to trade debt, many of our operating subsidiaries have ongoing intercompany debt programs used to finance their business activities. All of this intercompany debt will be effectively senior to the Junior Subordinated Notes.
        Neither our Subordinated Indenture nor the Junior Subordinated Notes contain restrictions on the amount of additional indebtedness that we or our subsidiaries may incur. We and our subsidiaries expect to incur additional indebtedness from time to time that will be senior to the Junior Subordinated Notes.
DESCRIPTION OF THE COMMON STOCK
General
        The rights of holders of the Common Stock are currently governed by the South Carolina Business Corporation Act, and the restated articles of incorporation and bylaws of SCANA, copies of which restated articles of incorporation and bylaws have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The following summary describes the material rights of SCANA's shareholders. The summaries under this heading are not detailed. Whenever particular provisions of the restated articles of incorporation or bylaws of SCANA are referred to, those statements are qualified by reference to those restated articles of incorporation or bylaws.
        Authorized Capital Stock: Under the South Carolina Business Corporation Act, a corporation may not issue a greater number of shares than have been authorized by its articles of incorporation. The authorized capital stock of SCANA consists of 200,000,000 shares of SCANA common stock, without par value, and no shares of preferred stock. At the close of business on August 31, 2012, approximately 131,386,624 shares of our common stock were issued and outstanding. At August 31, 2012, not more than 5.3 million shares of our common stock were reserved for issuance pursuant to our benefit plans and our Investor Plus Plan, and not more than 6.6 million shares of our common stock were reserved for issuance pursuant to certain forward sale contracts.
        Voting: Holders of the Common Stock are entitled to one vote, in person or by proxy, for each share held on the applicable record date with respect to each matter submitted to a vote at a meeting of stockholders, and may not cumulate their votes.
        Dividends: Holders of the Common Stock are entitled to receive dividends as and when declared by our board of directors out of funds legally available therefor.
        Liquidation Rights: In the event we liquidate, dissolve or wind up our affairs, the holders of the Common Stock would be entitled to share ratably in all of our assets available for distribution to shareholders of our common stock remaining after payment in full of liabilities.
        Preemptive Rights: Holders of the Common Stock do not have preemptive rights to subscribe for additional shares when we offer for sale additional shares of our common stock.
Provisions Relating to Change in Control
        Our restated articles of incorporation and bylaws contain provisions which could have the effect of delaying, deferring or preventing a change in control of SCANA. These provisions are summarized below.
Corporate Governance Provisions
        SCANA's restated articles of incorporation provide that its board of directors is subdivided into three classes, with each class as nearly equal in number of directors as possible. Each class of directors serves for three years and one class is elected each year. SCANA currently has 11 directors (in classes with terms expiring in 2013, 2014 and 2015). SCANA's restated articles of incorporation and bylaws provide that:
• the authorized number of directors may range from a minimum of nine to a maximum of 20, as determined from time to time by the directors;
• directors can be removed only (x) for cause or (y) otherwise by the affirmative vote of the holders of 80 percent of the shares of SCANA's stock who are entitled to vote; and

• vacancies and newly created directorships on SCANA's board of directors can be filled by a majority vote of the remaining directors then in office, even though less than a quorum, and any new director elected to fill a vacancy will serve until the next shareholders' meeting at which directors of any class are elected.
Anti-Takeover Provisions
        Certain provisions of our restated articles of incorporation and bylaws of may have the effect of discouraging unilateral tender offers or other attempts to take over and acquire our business. These provisions might discourage some potentially interested purchaser from attempting a unilateral takeover bid for us on terms which some shareholders might favor.
        SCANA's restated articles of incorporation require that certain corporate actions and fundamental transactions must be approved by the holders of 80 percent of the outstanding shares of its capital stock entitled to vote on the matter unless a majority of the members of its board of directors (other than members related to the potentially interested purchaser or other person attempting to take over our business) has approved the action or transaction, in which case the required shareholder approval will be the minimum approval required by applicable law. The corporate actions or fundamental transactions that are subject to these provisions of SCANA's restated articles of incorporation are those corporate actions or transactions that require approval by shareholders under applicable law or its restated articles of incorporation, including certain amendments of its restated articles of incorporation or bylaws, certain transactions involving its merger, consolidation, liquidation, dissolution or winding up, certain sales or other dispositions of our assets or the assets of any of our subsidiaries, certain issuances (or reclassifications) of our securities or the securities of any of its subsidiaries or certain recapitalizations of transactions that have the effect of increasing the voting power of the potentially interested purchaser or other person attempting to take over its business.
Prevention of Greenmail
        SCANA's restated articles of incorporation provide that it cannot purchase any of its outstanding common stock at a price it knows to be more than the market price from a person who is known to it to be the beneficial owner of more than three percent of its outstanding common stock and who has purchased or agreed to purchase any shares of its common stock within the most recent two-year period, without the approval of the holders of a majority of the outstanding shares of its common stock other than such person, unless SCANA offers to purchase any and all of the outstanding shares of common stock.
DESCRIPTION OF THE FIRST MORTGAGE BONDS
General
        SCE&G will issue the Bonds in one or more series under an Indenture, dated as of April 1, 1993, as supplemented (the “Mortgage”), between SCE&G and The Bank of New York Mellon Trust Company, N.A. (successor to NationsBank of Georgia, National Association), as trustee (the "Bond Trustee"). The term "Bonds" in this prospectus also includes all other debt securities issued and outstanding under the Mortgage. A copy of the Mortgage has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The information under this heading "DESCRIPTION OF THE FIRST MORTGAGE BONDS" briefly outlines some of the provisions of the Mortgage. Please review the Mortgage that we filed with the SEC for a full statement of those provisions. See "WHERE YOU CAN FIND MORE INFORMATION" on how to obtain a copy of the Mortgage. You may also review the Mortgage at the Bond Trustee's offices at 900 Ashwood Parkway, Suite 425, Atlanta, Georgia 30338.
        Capitalized terms used and defined under this heading "DESCRIPTION OF THE FIRST MORTGAGE BONDS" have the meanings given such terms as defined herein. Capitalized terms used under this heading "DESCRIPTION OF THE FIRST MORTGAGE BONDS" which are not otherwise defined in this prospectus have the meanings given those terms in the Mortgage. The summaries under this heading "DESCRIPTION OF THE FIRST MORTGAGE BONDS" are not detailed. Whenever particular provisions of the Mortgage or terms defined in the Mortgage are referred to, those statements are qualified by reference to the Mortgage. References to article and section numbers under this heading "DESCRIPTION OF THE FIRST MORTGAGE BONDS," unless otherwise indicated, are references to article and section numbers of the Mortgage.

Provisions of a Particular Series
        The Bonds of a series need not be issued at the same time, bear interest at the same rate or mature on the same date. Unless otherwise provided in the terms of a series, a series may be reopened, without notice to or consent of any holder of outstanding Bonds, for issuances of additional Bonds of that series. Each prospectus supplement relating to a series of Bonds which accompanies this prospectus will set forth the following information to describe the series of Bonds, unless the information is the same as the information included in this section:
• the title of the series of Bonds;
• the aggregate principal amount and any limit upon the aggregate principal amount of the series of Bonds;
• the date or dates on which the principal of the series of Bonds will be payable, and any right that we have to change the date on which principal is payable;
• the rate or rates at which the series of Bonds will bear interest, if any (or the method of calculating the rate);
• the date or dates from which the interest will accrue;
• the dates on which the interest will be payable ("Interest Payment Dates");
• the record dates for the interest payable on the Interest Payment Dates;
• any option on our part to redeem the series of Bonds and redemption terms and conditions;
• any obligation on our part to redeem or purchase the series of Bonds in accordance with any sinking fund or analogous provisions or at the option of the holder and the relevant terms and conditions for that redemption or purchase;
• the denominations of the series of Bonds, if other than $1,000 and integral multiples thereof;
• if the amount of the principal of or premium (if any) or interest on the series of Bonds is determined with reference to an index or other facts or events ascertainable outside of the Mortgage, the manner in which such amount may be determined;
• any variation to the definition of "Business Day" as defined in the Mortgage;
• the portion of the principal payable upon acceleration of maturity, if other than the entire principal amount;
• whether the series of Bonds is subject to a book-entry system of transfers and payments; and
• any other particular terms of the series of Bonds and of its offering. (Section 201)
Payment of Bonds; Transfers; Exchanges
        We will pay any interest which is due on each New Bond to the person in whose name that New Bond is registered as of the close of business on the record date relating to the Interest Payment Date. (Section 207) However, we will pay interest which is payable when the Bonds mature (whether the Bonds mature on their stated date of maturity, the date the Bonds are redeemed or otherwise) to the person to whom the relevant principal payment on the Bonds is to be paid.
        We will pay principal of, and any premium and interest on, the Bonds at our office or agency in Atlanta, Georgia (currently, the Bond Trustee). The applicable prospectus supplement for any series of Bonds will specify any other place of payment and any other paying agent. We may change the place at which the Bonds will be payable, may appoint one or more additional paying agents (including us) and may remove any paying agent, all at our discretion. (Section 702)
        Except as provided in a prospectus supplement, if principal of or premium (if any) or interest on the Bonds is payable on a day which is not a Business Day, payment thereof may be postponed to the next succeeding Business Day, and no additional interest will accrue as a result of the delayed payment. (Section 116)
        "Business Day" means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in Atlanta, Georgia are generally authorized or required by law, regulation or executive order to remain closed. (Section 101)
        You may transfer or exchange the Bonds for other Bonds of the same series, in authorized denominations, and of like tenor and aggregate principal amount, at our office or agency in Atlanta, Georgia (currently, the Bond Trustee). At our discretion, we may change the place for registration and transfer of the Bonds, and we may appoint one or more additional security registrars (including us) and remove any security registrar. The prospectus supplement will identify any additional place for registration of transfer and any additional security registrar. You are not responsible for paying a service charge for any transfer or exchange of the Bonds, but you may have to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Bonds. (Sections 202 and 205)
Redemption
        The Bonds are subject to redemption, as set forth in the relevant prospectus supplement, only upon notice by mail (unless waived) not less than 30 days (or such other period set forth in the relevant prospectus supplement) prior to the redemption date. If less than all the Bonds of a series are to be redeemed, the particular Bonds to be redeemed will be selected by the method as shall be provided for any particular series, or in the absence of any such provision, by any method as the security registrar deems fair and appropriate. (Sections 109, 903 and 904)
        We may, in any notice of redemption, make any redemption conditional upon receipt by the Bond Trustee, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Bond Trustee has not received that money, we will not be required to redeem those Bonds and we will then give notice to that effect. (Section 904)
Security
General
        The Bonds of each series will be equally and ratably secured under the Mortgage. The Bonds are secured by the lien of the Mortgage on substantially all of our properties used in the generation, purchase, transmission, distribution and sale of electricity which have not been released from, or transferred not subject to, the lien of the Mortgage, and any other property which we may elect to subject to the lien of the Mortgage. (Granting Clauses)
        If we merge or are consolidated with another corporation and certain conditions set forth in the Mortgage are satisfied, the existing mortgage or deed of trust or similar indenture entered into by such corporation may be designated as a "Class A Mortgage" and bonds issued thereunder would be "Class A Bonds" for purpose of the Mortgage. In that event, the Bonds will be secured, additionally, by such Class A Bonds as may be issued under the Class A Mortgage and deposited with the Bond Trustee and by the lien of the Mortgage, which lien would be junior to the lien of Class A Mortgage with respect to the property subject to such Class A Mortgage. (Section 1206) Presently, we have no Class A Bonds outstanding.
Lien of the Mortgage
        The lien of the Mortgage is subject to the prior first mortgage lien of a Class A Mortgage, if any, liens on after-acquired property existing at the time of acquisition and various permitted liens, including:
• tax liens, mechanics', materialmen's and similar liens and certain employees' liens, in each case, which are not delinquent and which are being contested,
• certain judgment liens and easements, reservations and rights of others (including governmental entities) in, and defects of title to, the property subject to the lien of the Mortgage which do not materially impair its use by us,
• certain leases, and
• certain other liens (including but not limited to liens which are immaterial to our operations) and encumbrances. (Granting Clauses and Section 101)
        The following, among other things, are excepted from the lien of the Mortgage:
• cash and securities not held under the Mortgage,
• contracts, leases and other agreements, bills, notes and other instruments, receivables, claims, certain intellectual property rights and other general intangibles,
• automotive and similar vehicles, movable equipment, and railroad, marine and flight equipment,
• all goods, stock in trade, wares and merchandise held for sale in the ordinary course of business,
• fuel (including nuclear fuel assemblies), materials, supplies and other personal property consumable in the operation of our business,
• portable equipment,
• furniture and furnishings,
• computers, machinery and equipment used exclusively for corporate administrative or clerical purposes,
• electric energy, gas, steam, water and other products generated, produced or purchased,

• substances mined, extracted or otherwise separated from the land and all rights thereto, leasehold interests, and
• with certain exceptions, all property which is located outside of the State of South Carolina or Columbia County, Georgia. (Granting Clauses)
        The Mortgage contains provisions subjecting (with certain exceptions and limitations and subject to the prior lien of a Class A Mortgage, if any, and the provisions of the U.S. Bankruptcy Code) after-acquired electric utility property to the lien of the Mortgage. (Granting Clauses) Notwithstanding the foregoing, it may be necessary to comply with applicable recording requirements to perfect such lien on after-acquired electric utility property.
        The Mortgage provides that the Bond Trustee has a lien upon the property subject to the lien of the Mortgage, for the payment of its compensation and expenses. This Bond Trustee's lien is prior to the lien on behalf of the holders of the Bonds. (Section 1607)
Issuance of Bonds
        The maximum principal amount of Bonds which we may issue under the Mortgage is unlimited. Under the Mortgage, Bonds may be authenticated and delivered, upon receipt by the Bond Trustee of a supplemental indenture, a board resolution or an officer's certificate pursuant thereto, together with a company order to the Bond Trustee, an opinion of counsel and an officer's certificate, subject to the further requirements of the Mortgage described below. (Sections 201 and 301)
        We may issue Bonds of any series from time to time on the basis of, and in an aggregate principal amount not exceeding the sum of:
• the aggregate principal amount of Class A Bonds issued and delivered to the Bond Trustee and designated by us as the basis for such issuance,
• 70% of the amount of Unfunded Net Property Additions (generally defined as Property Additions (net of retirements) which have not been made or deemed to have been made the basis of the authentication and delivery of Bonds or used for other purposes under the Mortgage),
• the aggregate principal amount of retired Bonds, and
• cash deposited with the Bond Trustee. (Sections 101, 104 and 302 and Articles Four, Five and Six)
        Property Additions are generally defined to include any property subject to the lien of the Mortgage (the "Mortgaged Property") which we may elect to designate as such, except (with certain exceptions) goodwill, going concern value, intangible property or any property the cost of acquisition or construction of which is properly chargeable to an operating expense account. (Sections 101 and 104)
        Based upon Property Additions certified on January 30, 2012 to the Bond Trustee as of December 31, 2011 (the last date of certification of Property Additions under the Mortgage), we have Unfunded Net Property Additions of approximately $2.6 billion, sufficient to permit the issuance of approximately $1.8 billion of additional Bonds on the basis thereof. At August 31, 2012, we had $250 million of credits from the retirement of Bonds under the Mortgage, which may be used as the basis for the authentication of additional Bonds under the Mortgage.
        With certain exceptions in the case of Bonds issued on the basis of Class A Bonds and retired Bonds as described above, we can issue Bonds only if our Adjusted Net Earnings (as defined in the Mortgage) for 12 consecutive months within the preceding 18 months is at least twice the Annual Interest Requirements (as defined in the Mortgage) on:
• all Bonds at the time outstanding,
• the Bonds then applied for, and
• all outstanding Class A Bonds, if any, other than Class A Bonds held by the Bond Trustee under the Mortgage. (Sections 103, 301, 302 and 501)

Release of Property
        We may obtain the release of property from the lien of the Mortgage either upon the basis of an equal amount of Unfunded Net Property Additions or upon the basis of the deposit of cash or a credit for retired Bonds. We may also obtain the release of property upon the basis of the release of the property from the lien of a Class A Mortgage, if any. (Article Ten)
Withdrawal of Cash
        We may withdraw cash deposited as the basis for the issuance of Bonds and cash representing certain payments in respect of Class A Bonds, if any, designated as the basis for the issuance of Bonds or the withdrawal of cash ("Designated Class A Bonds") upon the basis of (1) Unfunded Net Property Additions in an amount equal to ten-sevenths of such cash, (2) an equal amount of retired Bonds or (3) an equal amount of Class A Bonds which are not Designated Class A Bonds. (Sections 601 and 1202) In addition, we may withdraw cash upon the basis of (a) an equal amount of Unfunded Net Property Additions, or (b) ten-sevenths of the amount of retired Bonds, or may apply such cash to (y) the purchase of Bonds (at prices not exceeding ten-sevenths of the principal amount thereof) or (z) the redemption or payment at stated maturity of Bonds. (Sections 601 and 1005)
Modification of Mortgage
        We may, without the consent of any holders of outstanding Bonds, enter into supplemental indentures for, including but not limited to, the following purposes:
• to add to our covenants for the benefit of the holders or to surrender a right or power conferred upon us in the Mortgage,
• to correct or amplify the description of any property at any time subject to the lien of the Mortgage, or to subject to the lien of the Mortgage additional property,
• to establish the form or terms of any series of Bonds,
• to make any other changes to or eliminate provision of the Mortgage required or contemplated by the Trust Indenture Act, or
• to make certain other modifications, generally of a ministerial or immaterial nature. (Section 1701)
        We may amend the Mortgage for other purposes only with the consent of the holders of a majority in principal amount of the Bonds then outstanding, considered as one class, unless such amendment directly affects the rights of the holders of Bonds of one or more, but less than all, series, in which case only the consent of the holders of a majority in principal amount of the affected series of the Bonds then outstanding, considered as one class, need be obtained. However, without the consent of the holder of each affected outstanding Bond, we may not amend the Mortgage for the following purposes:
• to change the stated maturity of the principal of, or any installment of principal of or interest on, any Bond or to reduce the principal amount, the interest rate of, any other amount payable in respect of or any premium payable on the redemption of any Bond;
• to reduce the principal amount of any Bond which is a Discount Security (as defined in the Mortgage) that would be due upon a declaration of acceleration of that Bond's maturity;
• to change the currency of any payment of principal of or any premium or interest on any Bond;
• to impair the right to institute suit for the enforcement of any payment on or with respect to any Bond after the stated maturity or redemption date of that Bond;
• to permit the creation of any lien ranking prior to the lien of the Mortgage with respect to all or substantially all of the Mortgage Property or terminate the lien of the Mortgage on all or substantially all of the Mortgaged Property, or otherwise deprive such holder of the benefit of the security of the lien of the Mortgage;
• reduce the percentage in principal amount of outstanding Bonds of any series for which the consent of the holders is required to modify or amend the Mortgage or to waive compliance with certain provisions of the Indenture, or reduce certain quorum or voting requirements of the Mortgage; or
• to modify the foregoing requirements or reduce the percentage of outstanding Bonds necessary to modify other provisions of the Mortgage or waive any past default thereunder. (Section 1702)

Events of Default
        Each of the following events is an Event of Default under the Mortgage:
• We fail to make payments of principal or premium within three Business Days, or interest within 60 days, after the due date,
• We fail to perform or breach any other covenant or warranty for a period of 90 days after notice,
• We file for bankruptcy or certain other events involving insolvency, receivership or bankruptcy occur, or
• We default under any Class A Mortgage. (Section 1101)
        If an Event of Default occurs and is continuing, either the Bond Trustee or the Holders of 25% in principal amount of the Outstanding Bonds may declare the principal amount of all of the Outstanding Bonds to be immediately due and payable. After the declaration of acceleration has been made, but before the sale of any of the Mortgaged Property and before the Bond Trustee has obtained a judgment or decree for payment of money, the Event of Default giving rise to such declaration of acceleration will be deemed to be waived, and such declaration and its consequences will be rescinded and annulled, if we (a) pay to the Bond Trustee all overdue interest, principal and any premium on any Outstanding Bonds and (b) cure any other such Event of Default. (Sections 1102 and 1117)
        The Holders of a majority in principal amount of the Outstanding Bonds may direct the time, method and place of conducting any proceeding for the enforcement of the Mortgage available to the Bond Trustee or exercising any trust or power conferred on the Bond Trustee. No Holder of any Bond has the right to institute any proceeding with respect to the Mortgage, or for the appointment of a receiver or for any other remedy thereunder, unless:
• that Holder previously gave written notice of a continuing Event of Default to the Bond Trustee,
• the Holders of a majority in principal amount of Outstanding Bonds have offered to the Bond Trustee reasonable indemnity against costs and liabilities and requested that the Bond Trustee take action,
• the Bond Trustee declined to take action for 60 days, and
• the Holders of a majority in principal amount of Outstanding Bonds have given no inconsistent direction during such 60-day period;
provided, however, that each Holder of a Bond has the right to enforce payment of that Bond when due. (Sections 1111, 1112 and 1116)
        In addition to the rights and remedies provided in the Mortgage, the Bond Trustee may exercise any right or remedy available to the Bond Trustee in its capacity as the owner and holder of Class A Bonds, if any, which arises as a result of a default under any Class A Mortgage. (Section 1119)
Defeasance; Satisfaction and Discharge
        Upon receipt by the Bond Trustee of moneys or Eligible Obligations (as defined in the Mortgage), or both, sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Bonds together with a company order and opinion of counsel required by the Mortgage, the holders of the Bonds or portions thereof in respect of which such deposit was made will no longer be entitled to the benefit of certain of our covenants under the Mortgage, and the Bond Trustee will, upon receipt of a company order as required by the Mortgage, will acknowledge in writing that such Bonds or portions thereof are deemed to have been paid for purposes of the Mortgage and that our entire indebtedness in respect of the Mortgage has been deemed to have been satisfied and discharged. Notwithstanding the satisfaction and discharge of any Bonds as described above, certain of our obligations and the obligations of the Bond Trustee shall survive. (Section 1301)
Restrictions on Payment of Dividends
        The Mortgage prohibits us from declaring and paying dividends on any shares of our common stock except from either (1) the excess (the "Surplus") of our net assets over our Capital (as defined herein) or (2) if there is no Surplus, our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year; provided, that no dividends may be declared if and while our Capital is significantly impaired as described in the Mortgage. "Capital" is defined in the Mortgage to mean the part of the consideration we received for any shares of our capital stock as determined by our board of directors to be capital or, if our board has not made such a determination, the aggregate par amount of shares having a par value plus the amount of consideration for such shares without par value. All of the outstanding shares of our common stock are held of record by SCANA. (Section 711)
Evidence of Compliance and Indemnification of Bond Trustee
        The Trust Indenture Act requires that we give the Bond Trustee, at least annually, a brief statement as to our compliance with the conditions and covenants under the Mortgage and periodically deliver reports, information and other documents to the Bond Trustee and file certain documents with the SEC. (Article Eight)
        The Bond Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Mortgage at the request or direction of any Holder pursuant to the Mortgage, unless such Holder shall have offered to the Bond Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. (Section 1603)
Our Relationship with the Bond Trustee
        The Bond Trustee and/or one or more of its affiliates, may be lenders under our, or our subsidiaries' or affiliates', credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries or affiliates. The Bond Trustee will be permitted to engage in other transactions with us and/or our subsidiaries or affiliates; however, if the Bond Trustee acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate the conflict or resign.
BOOK-ENTRY SYSTEM
        If provided in the applicable prospectus supplement, except under the circumstances described therein, we will issue each of the Notes, Junior Subordinated Notes or Bonds sold pursuant to this prospectus (the "Securities") as one or more global certificates (each a "Global Certificate"), each of which will represent beneficial interests in the Securities. We will deposit those Global Certificates with, or on behalf of The Depository Trust Company, New York, New York or another depository which we subsequently designate (the "Depository") relating to the Securities, and register them in the name of a nominee of the Depository.
        So long as the Depository, or its nominee, is the registered owner of a Global Certificate, the Depository or its nominee, as the case may be, will be considered the owner of that Global Certificate. We will make payments of principal of, any premium, and interest on the Global Certificate to the Depository or its nominee, as the case may be, as the registered owner of that Global Certificate. Except as set forth in the applicable prospectus supplement, owners of a beneficial interest in a Global Certificate will not be entitled to have any individual Securities registered in their names, will not receive or be entitled to receive physical delivery of any Securities and will not be considered the owners of Securities.
        Accordingly, to exercise any of the rights of the registered owners of the Securities, each person holding a beneficial interest in a Global Certificate must rely on the procedures of the Depository. If that person is not a DTC participant, then that person must also rely on procedures of the DTC participant through which that person holds its interest.
PLAN OF DISTRIBUTION
        We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities described in this prospectus to investors directly or through agents. The prospectus supplement relating to the securities being offered will set forth the terms of the offering and the method of distribution, and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:
• the name or names of any agents or underwriters;
• the purchase price of the securities and the proceeds to us from the sale;
• any underwriting discounts, sales commissions and other items constituting underwriters' compensation;
• any public offering price;
• any commissions payable to agents;
• any discounts or concessions allowed or reallowed or paid to dealers; and
• any securities exchange or market on which the securities may be listed.
        Only those underwriters identified in the applicable prospectus supplement are deemed to be underwriters in connection with the securities offered in the applicable prospectus supplement.

        We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the applicable prospectus supplement specifies. We may sell securities through forward contracts or similar arrangements. In connection with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.
        We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus, other than at the market offerings of Common Stock, will be named in a prospectus supplement relating to such securities. At the market offerings of Common Stock may be made by agents. Commissions payable by us to agents will be set forth in a prospectus supplement relating to the securities being offered. Unless otherwise indicated in a prospectus supplement, any such agents will be acting on a best-efforts basis for the period of their appointment.
        Some of the underwriters, dealers or agents and some of their affiliates who participate in the securities distribution may engage in other transactions with, and perform other services for, us and our subsidiaries or affiliates in the ordinary course of business.
        Any underwriting or other compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, and their controlling persons, and agents may be entitled, under agreements entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act.
EXPERTS
        The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from SCANA's Annual Report on Form 10-K, and the effectiveness of SCANA's internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
        The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from SCE&G's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
VALIDITY OF THE SECURITIES
        McNair Law Firm, P.A., of Columbia, South Carolina, and Ronald T. Lindsay, Esq., our Senior Vice President and General Counsel, will pass upon the validity of the securities for us. Troutman Sanders LLP, of Richmond, Virginia, may pass upon certain legal matters in connection with the securities for any underwriters, dealers or agents and, in passing upon such legal matters, Troutman Sanders LLP is entitled to rely as to all matters of South Carolina law upon the opinion of Ronald T. Lindsay, Esq. From time to time, Troutman Sanders LLP renders legal services to us and certain of our subsidiaries. Ronald T. Lindsay, Esq., will rely as to matters of New York law upon the opinion of Troutman Sanders LLP.
        At August 31, 2012, Ronald T. Lindsay, Esq., owned beneficially 1,613 shares of SCANA's Common Stock, including shares acquired by the trustee under SCANA's Stock Purchase-Savings Program by use of contributions made by Mr. Lindsay and earnings thereon and including shares purchased by that trustee by use of SCANA contributions and earnings thereon.

SCANA CORPORATION
Medium Term Notes
Junior Subordinated Notes
Common Stock
SOUTH CAROLINA ELECTRIC & GAS COMPANY
First Mortgage Bonds
Prospectus
October 15, 2012

PART II
INFORMATION NOT REQUIRED
IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

Securities and Exchange Commission filing fee	$*
Printing and Delivery Expense	**
Blue Sky and Legal fees	**
Rating Agency fees	**
Trustee fees	**
Accounting services	**
Listing fees	**
Transfer Agent fees	**
Miscellaneous	**
Total	**

* To be deferred pursuant to Rule 456(b) and calculated in connection with the offering of securities under this registration statement pursuant to Rule 457(r).
** Estimated expenses not presently known. Each prospectus supplement will reflect estimated expenses based on the amount of the related offering.

Item 15. Indemnification of Directors and Officers

The South Carolina Business Corporation Act of 1988 permits indemnification of the registrants’ directors and officers in a variety of circumstances. Under Sections 33-8-510, 33-8-550 and 33-8-560 of the South Carolina Business Corporation Act of 1988, a South Carolina corporation is authorized generally to indemnify its directors and officers in civil or criminal actions if they acted in good faith and reasonably believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. In addition, each of the registrants carries insurance on behalf of directors, officers, employees or agents. SCANA’s restated articles of incorporation provide that no SCANA director shall be liable to SCANA or its shareholders for monetary damages for breach of his or her fiduciary duty as a director occurring after April 26, 1989, except for (i) any breach of the director's duty of loyalty to SCANA or its shareholders, (ii) acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) certain unlawful distributions or (iv) any transaction from which the director derived an improper personal benefit.

SCANA has entered into an indemnification agreement with each of its directors and certain of its officers and its subsidiaries’ officers. The indemnification agreements generally provide that SCANA will indemnify each of the covered directors and officers for claims arising in such person’s capacity as a director, officer, employee or other agent of SCANA or its subsidiaries, provided that, among other things, such director and/or officer acted in good faith and with a view to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable grounds for believing that his or her conduct was unlawful. The indemnification agreements also provide for payment for or reimbursement of reasonable expenses incurred by an indemnitee who is a party to a proceeding in advance of final disposition of the proceeding under certain circumstances.

Item 16. Exhibits

Exhibits required to be filed with this registration statement are listed in the following Exhibit Index. Certain of such exhibits which have heretofore been filed with the SEC and which are designated by reference to their exhibit numbers in prior filings are hereby incorporated herein by reference and made a part hereof.

Item 17. Undertakings

(a)    Each of the undersigned registrants hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the applicable registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    Each prospectus filed by such registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x), for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date it is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)    That, for the purpose of determining liability of such registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
Each of the undersigned registrants undertakes that in a primary offering of securities of the applicable undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the applicable undersigned registrant will be a seller to the purchaser and will be considered to offer to sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the applicable undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the applicable undersigned registrant or used or referred to by such undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the applicable undersigned registrant or their securities provided by or on behalf of such undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the applicable undersigned registrant to the purchaser.

(6) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

(b)    The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, SCANA Corporation, the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cayce, State of South Carolina, on October 15, 2012.

(REGISTRANT)	SCANA Corporation

(Name & Title): By:	/s/Kevin B. Marsh
Kevin B. Marsh Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

(i) Principal executive officer and director:

By:	/s/Kevin B. Marsh
(Name & Title):	Kevin B. Marsh Chairman of the Board, President, Chief Executive Officer,
Chief Operating Officer and Director
Date:	October 15, 2012

(ii) Principal financial officer:

By:	/s/Jimmy E. Addison
(Name & Title):	Jimmy E. Addison Executive Vice President and Chief Financial Officer
Date:	October 15, 2012

(iii) Principal accounting officer:

By:	/s/James E. Swan IV
(Name & Title):	James E. Swan IV Controller
Date:	October 15, 2012

(iv) Other Directors*:

B. L. Amick        J. M. Micali
J. A. Bennett        L. M. Miller
S. A. Decker        J. W. Roquemore
D. M. Hagood        M. K. Sloan
J. W. Martin, III        H. C. Stowe

*Signed on behalf of each of these persons by Ronald T. Lindsay, Attorney-in-Fact:

Date:	October 15, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, South Carolina Electric & Gas Company, the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cayce, State of South Carolina, on October 15, 2012.

(REGISTRANT)	South Carolina Electric & Gas Company

(Name & Title): By:	/s/Kevin B. Marsh
Kevin B. Marsh Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

(i) Principal executive officer and director:

By:	/s/Kevin B. Marsh
(Name & Title):	Kevin B. Marsh Chairman of the Board, Chief Executive Officer
and Director
Date:	October 15, 2012

(ii) Principal financial officer:

By:	/s/Jimmy E. Addison
(Name & Title):	Jimmy E. Addison Executive Vice President and Chief Financial Officer
Date:	October 15, 2012

(iii) Principal accounting officer:

By:	/s/James E. Swan IV
(Name & Title):	James E. Swan IV Controller
Date:	October 15, 2012

(iv) Other Directors*:

B. L. Amick        L. M. Miller
J. A. Bennett        J. W. Roquemore
S. A. Decker        M. K. Sloan
D. M. Hagood        H. C. Stowe
J. M. Micali

*Signed on behalf of each of these persons by Ronald T. Lindsay, Attorney-in-Fact:

Date:	October 15, 2012

EXHIBIT INDEX

Exhibit	Applicable to Form S-3 of
No.	SCANA	SCE&G	Description

1 .01	X		Form of Underwriting Agreement relating to Medium Term Notes (To be filed as an exhibit to a subsequent Current Report on Form 8-K and incorporated herein by reference)

1.02	X		Form of Underwriting Agreement relating to Junior Subordinated Notes (To be filed as an exhibit to a subsequent Current Report on Form 8-K and incorporated herein by reference)

1.03	X		Form of Underwriting Agreement relating to Common Stock (To be filed as an exhibit to a subsequent Current Report on Form 8-K and incorporated herein by reference)

1.04		X	Form of Underwriting Agreement relating to First Mortgage Bonds (To be filed as an exhibit to a subsequent Current Report on Form 8-K and incorporated herein by reference)

2.01	X
Agreement and Plan of Merger, dated as of February 16, 1999 as amended and restated as of May 10, 1999, by and among Public Service Company of North Carolina, Incorporated, SCANA Corporation ("SCANA"), New Sub I, Inc. and New Sub II, Inc. (Filed as Exhibit 2.1 to SCANA Form S-4 on May 11, 1999)

3.01	X		Restated Articles of Incorporation of SCANA, as adopted on April 26, 1989 (Filed as Exhibit 3-A to Registration Statement No. 33-49145)

3.02	X		Articles of Amendment dated April 27, 1995 (Filed as Exhibit 4-B to Registration Statement No. 33-62421)

3.03	X		Articles of Amendment effective April 25, 2011 (Filed as Exhibit 4.03 to Registration Statement No. 333-174796)

3.04		X	Restated Articles of Incorporation of South Carolina Electric & Gas Company ("SCE&G"), as adopted on December 30, 2009 (Filed as Exhibit 1 to Form 8-A (File Number 000-53860))

3.05	X		Bylaws of SCANA as amended and restated as of February 19, 2009 (Filed as Exhibit 4.04 to Registration Statement No. 333-174796)

3.06		X	By-Laws of SCE&G as revised and amended on February 22, 2001 (Filed as Exhibit 3.05 to Registration Statement No. 333-65460)

4.01	X
Indenture dated as of November 1, 1989 between SCANA Corporation and The Bank of New York Mellon Trust Company, N.A. (successor to The Bank of New York), as Trustee (Filed as Exhibit 4-A to Registration Statement No. 33-32107)

4.02	X
First Supplemental Indenture dated as of November 1, 2009 to Indenture dated as of November 1, 1989 between SCANA Corporation and The Bank of New York Mellon Trust Company, N.A. (successor to The Bank of New York), as Trustee (Filed as Exhibit 99.01 to Registration Statement No. 333-174796)

4.03	X		Junior Subordinated Indenture dated as of November 1, 2009 between SCANA Corporation and U.S. Bank National Association, as Trustee (Filed as Exhibit 99.02 to Registration Statement No. 333-174796)

4.04	X		First Supplemental Indenture to Junior Subordinated Indenture referred to in Exhibit 4.03 dated as of November 1, 2009 (Filed as Exhibit 99.03 to Registration Statement No. 333-174796)

4.05	X		Form of Supplemental Indenture to Junior Subordinated Indenture referred to in Exhibit 4.03, related to Junior Subordinated Notes (Filed herewith)

4.06		X
Indenture dated as of April 1, 1993 from South Carolina Electric & Gas Company to The Bank of New York Mellon Trust Company, N.A. (as successor to NationsBank of Georgia, National Association), as Trustee (Filed as Exhibit 4-F to Registration Statement No. 33-49421)

4.07		X	First Supplemental Indenture to Indenture referred to in Exhibit 4.06 dated as of June 1, 1993 (Filed as Exhibit 4-G to Registration Statement No. 33-49421)

4.08		X	Second Supplemental Indenture to Indenture referred to in Exhibit 4.06 dated as of June 15, 1993 (Filed as Exhibit 4-G to Registration Statement No. 33-57955)

4.09	X		Form of Medium Term Notes (Filed herewith)

4.10	X		Form of Junior Subordinated Notes (Filed herewith as part of Form of Supplemental Indenture filed as Exhibit 4.05)

4.11		X	Form of First Mortgage Bonds (Filed herewith)

5.01	X		Opinion of Ronald T. Lindsay, Esq. Re legality of Medium Term Notes, Junior Subordinated Notes and Common Stock (Filed herewith)

5.02	X		Opinion of Troutman Sanders LLP Re legality of Medium Term Notes and Junior Subordinated Notes (Filed herewith)

5.03		X	Opinion of Ronald T. Lindsay, Esq. Re legality of First Mortgage Bonds (Filed herewith)

8.01			Opinion Re Tax Matters (Not applicable)

12.01	X	X	Statements Re Computation of Ratios (Filed herewith)

15.01			Letter Re Unaudited Interim Financial Information (Not applicable)

23.01	X		Consent of Deloitte & Touche LLP (Filed herewith)

23.02		X	Consent of Deloitte & Touche LLP (Filed herewith)

23.03	X		Consent of Ronald T. Lindsay, Esq. (Filed herewith as part of opinion filed as Exhibit 5.01)

23.04		X	Consent of Ronald T. Lindsay, Esq. (Filed herewith as part of opinion filed as Exhibit 5.03)

23.05	X		Consent of Troutman Sanders LLP (Filed herewith as part of opinion filed as Exhibit 5.02)

24.01	X		Power of Attorney (Filed herewith)

24.02		X	Power of Attorney (Filed herewith)

25.01	X		Statement of eligibility of The Bank of New York Mellon Trust Company, N.A., as Trustee of Medium Term Notes (Form T-1) (Filed herewith)

25.02	X		Statement of eligibility of U.S. Bank National Association, as Trustee of Junior Subordinated Notes (Form T-1) (Filed herewith)

25.03		X	Statement of eligibility of The Bank of New York Mellon Trust Company, as Trustee of First Mortgage Bonds (Form T-1) (Filed herewith)

26.01			Invitations for Competitive Bids (Not applicable)